Exhibit (a)(2)

LETTER OF TRANSMITTAL

PURSUANT TO THE OFFER TO EXCHANGE DATED JULY 16, 2003

TO TENDER CERTAIN OPTIONS

TO PURCHASE SHARES OF COMMON STOCK

FOR REPLACEMENT OPTIONS UNDER THE

ELECTROGLAS, INC.

2001 NON-OFFICER EMPLOYEE STOCK INCENTIVE PLAN

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT

5:00 P.M., PACIFIC TIME, ON AUGUST 12, 2003,

UNLESS THE OFFER IS EXTENDED.

To:	Human Resources Department

Electroglas, Inc.

6024 Silver Creek Valley Road

San Jose, California 95138 U.S.A

Telephone: (408) 528-3000

Facsimile: (408) 528-3550

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS

OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE

TO A NUMBER OTHER THAN AS SET FORTH ABOVE

WILL NOT CONSTITUTE A VALID DELIVERY.

To Electroglas, Inc.:

Upon the terms and subject to the conditions set forth in the Offer to Exchange dated July 16, 2003 (the “Offer to Exchange”), my receipt of which I hereby acknowledge, and in this Letter of Transmittal (this “Letter” which, together with the Offer to Exchange, as they may be amended from time to time, constitutes the “Offer”), I, the undersigned, hereby tender to Electroglas, Inc., a Delaware corporation (the “Company”), the options to purchase shares (“Option Shares”) of common stock, par value $.001 per share, of the Company (the “Common Stock”) specified in the table below (the “Current Options”) in exchange for a lesser number of “Replacement Options” to purchase shares of Common Stock issued under the Company’s 2001 Non-Officer Employee Stock Incentive Plan (the “2001 Plan”).

Date of Option Grant(1)	Exercise Price of Option	Total Number of Remaining Option Shares Subject to Option Grant(2)	Option Number(3)

(1)	You can only tender options that have an exercise price of $5.00 or more per share, except that, if you tender any options, you must tender all options received in grants issued after January 14, 2003, regardless of the exercise price of such options.

(2)	You must tender all of the remaining Option Shares for a particular option grant.

(3)	You must list the unique Option Number assigned to each option you are tendering.

In return for those Current Options I elect to exchange, the table below shows the number of shares of common stock subject to the options that I must exchange for each share of common stock subject to the Replacement Option, based on the exercise price of the Current Option:

Tier	Exercise Price	Exchange Ratio
(Replacement to Current)
1	$5.00 - $9.99	1.00 : 1.25
2	$10.00 - $14.99	1.00 : 2.00
3	$15.00 - $19.99	1.00 : 3.00
4	$20.00 and Above	1.00 : 4.00

Options issued to me after January 14, 2003 (the “Six Month Prior Options”) will be replaced at a 1.00 to 1.25 exchange ratio.

Subject to, and effective upon, the Company’s acceptance for exchange of the Current Options tendered herewith in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), I hereby sell, assign and transfer to, or upon the order of, the Company all right, title and interest in and to all of the Current Options that I am tendering hereby. I acknowledge that the Company has advised me to consult with my own advisors as to the consequences of participating or not participating in the Offer. I agree that this Letter is an amendment to the option agreement or agreements to which the Current Options I am tendering hereby are subject.

I hereby represent and warrant that I have full power and authority to tender the Current Options tendered hereby and that, when and to the extent such Current Options are accepted for exchange by the Company, such Current Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, other than pursuant to the applicable option agreement, and such Current Options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the Current Options I am tendering hereby.

All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable.

By execution hereof, I understand that tenders of Current Options pursuant to the procedure described in Section 4 of the Offer to Exchange and in the instructions to this Letter will constitute my acceptance of the terms and conditions of the Offer. The Company’s acceptance for exchange of Current Options tendered pursuant to the Offer will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Offer.

The name of the registered holder of the Current Options tendered hereby appears below exactly as it appears on the option agreement or agreements representing such Current Options. By completing the table above, I have listed for each Current Option the grant date, the exercise price, the total number of remaining Option Shares subject to the Current Option and the unique option number assigned to each option. The Current Options that I am tendering represent all of the remaining eligible Option Shares subject to each such Current Option I received under a particular option agreement. I am tendering all options received under grants to me issued after January 14, 2003, regardless of the exercise price of such options. I also understand that all of such Current Options properly tendered prior to the “Expiration Date” (as defined in the following sentence) and not properly withdrawn will be exchanged for Replacement Options, upon the terms and subject to the conditions of the Offer, including the conditions described in Section 2 and Schedule A of the Offer to Exchange. The term “Expiration Date” means 5:00 P.M., Pacific time, on August 12, 2003, unless and until the Company, in its sole discretion, has extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” refers to the latest time and date at which the Offer, as so extended, expires.

I recognize that, under certain circumstances set forth in the Offer to Exchange, the Company may terminate or amend the Offer and postpone its acceptance and cancellation of any Current Options tendered for exchange. In any such event, I understand that the Current Options delivered herewith but not accepted for exchange will be returned to me at the address indicated below.

All capitalized terms used in this Letter but not defined shall have the meaning ascribed to them in the Offer to Exchange.

I have read, understand and agree to all of the terms and conditions of the Offer.

Furthermore, in participating in the Offer, I acknowledge that: (1) the Offer is established voluntarily by the Company, it is discretionary in nature and it may be extended, modified, suspended or terminated by the Company at any time, as provided in this offer; (2) the grant of the right to receive Replacement Options sometime after the first business day that is six months and one day from the date of cancellation of the Current Options, subject to conditions stated in this offer, is voluntary and occasional and does not create any contractual or other right to receive future benefits; (3) decisions with respect to future grants under any employee stock plan of the Company, if any, will be at the sole discretion of the Company; (4) my participation in the Offer shall not create a right to employment or be interpreted to form an employment agreement with the Company or its subsidiaries and shall not interfere with the ability of my current employer (“Employer”) to terminate my employment relationship at any time with or without cause (subject to the terms of my employment contract, if any); (5) I am voluntarily participating in the Offer; (6) the right to receive Replacement Options sometime after the first business day that is six months and one day from the date of cancellation of the Current Options, subject to the conditions stated in this Offer, that I may receive from the Company as a result of participating in this Offer is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or its subsidiaries which is outside the scope of my employment contract, if any, and is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (7) the future value of the Common Stock is unknown and cannot be predicted with certainty; (8) if I participate in the Offer and receive Replacement Options, the exercise price of the Replacement Options may be higher than the exercise price of the Current Options; (9) no claim or entitlement to compensation or damages arises if the exercise price for the Current Options is greater than for my exchanged options and I irrevocably release the Company and its subsidiaries from any such claim that may arise; (10) I will not be granted Replacement Options or any compensation in lieu of Replacement Options if I terminate employment or am terminated from employment with the Company or its subsidiaries prior to the date that the Company determines to grant Replacement Options pursuant to this offer; and (11) I will be subject to the terms and conditions set forth in a new option agreement between the Company and me that will be sent to me after the grant of Replacement Options.

Regardless of any action that the Company or a subsidiary of the Company takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding related to the Offer, including the cancellation/exchange of Current Options, the grant of Replacement Options, the exercise and/or vesting of Replacement Options and the sale of shares (“Applicable Withholdings”), I acknowledge that the ultimate liability for all Applicable Withholdings is and remains my sole responsibility. In that regard, I authorize the Company and/or its subsidiaries to withhold all Applicable Withholdings legally payable by me from my wages or other cash payment paid to me by the Company and/or its subsidiaries or from proceeds of the sale of shares. Finally, I agree to pay to the Company or its subsidiary any amount of Applicable Withholdings that the Company or its subsidiary may be required to withhold as a result of my participation in the Offer if the Company does not satisfy the Applicable Withholding through other means.

I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, Employer and the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing my participation in the Offer. I understand that the Company and Employer hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social security/insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing the Offer (“Data”). I understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Offer, that these recipients may be located in my country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential third party recipients of the Data by contacting my local human resources representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Offer, including any requisite transfer of such Data as may be required to a broker or other third party with whom I may elect to deposit any shares of stock acquired upon exercise of the Replacement Option (if granted). I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Offer. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Offer. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

HOLDER PLEASE SIGN HERE

(See Instructions 1 and 4)

You must complete and sign the following exactly as your name appears on the option agreement or agreements evidencing the Current Options you are tendering. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, please set forth the signer’s full title and include with this Letter proper evidence of the authority of such person to act in such capacity.

SIGNATURE OF OWNER

X

(Signature of Holder or Authorized Signatory)

Date: , , 2003

Name:

(Please Print)

Address:

_____________________________

(Please include ZIP code)

Telephone No. (with area code):

_____________________________

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Letter of Transmittal. A properly completed and duly executed original of this Letter (or a facsimile thereof), and any other documents required by this Letter, must be received by the Company at its address set forth on the front cover of this Letter on or before the Expiration Date.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING A NOTICE OF WITHDRAWAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. SINCE THE LETTER OF TRANSMITTAL NEEDS TO BE DULY EXECUTED, ONLY FACSIMILE, MAIL OR HAND DELIVERY, BUT NOT ELECTRONIC MAIL, WILL BE CONSIDERED PROPER DELIVERY. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. THE REQUIRED DOCUMENTS MUST BE RECEIVED BY THE EXPIRATION DATE. A POSTMARK PRIOR TO THE EXPIRATION DATE WILL NOT ENSURE TIMELY DELIVERY.

Tenders of Current Options made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. If the Offer is extended by the Company beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. To withdraw tendered Current Options you must deliver a written notice of withdrawal, or a facsimile thereof, with the required information to the Company while you still have the right to withdraw the tendered Current Options. Withdrawals may not be rescinded and any Current Options withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless such withdrawn Current Options are properly re-tendered prior to the Expiration Date by following the procedures described above.

The Company will not accept any alternative, conditional or contingent tenders. All tendering Option Holders, by execution of this Letter (or a facsimile of it), waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer to Exchange.

2. Inadequate Space. If the space provided herein is inadequate, the information requested by the first table in this Letter regarding the Current Options to be tendered should be provided on a separate schedule attached hereto.

3. Tenders. If you intend to tender options pursuant to the Offer, you must complete the table on page 1 of this Letter by providing the following information for each Current Option that you intend to tender: grant date, exercise price, total number of remaining Option Shares subject to the Current Option and the unique option number assigned to each option. You may only tender eligible options with an exercise price of $5.00 or more per share for all or none of the shares of common stock subject to each of your eligible option agreements. In addition, if you are tendering any Option Shares, you must tender all Option Shares issued to you since January 14, 2003, regardless of the exercise price of such Option Shares.

4. Signatures on This Letter of Transmittal. If this Letter is signed by the holder of the Current Options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the Current Options are subject without alteration, enlargement or any change whatsoever.

If this Letter is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted with this Letter.

5. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Letter may be directed to Electroglas, Inc., Attn: Human Resources Department, at the address and telephone number given on the front cover of this Letter. Copies will be furnished promptly at the Company’s expense.

6. Irregularities. All questions as to the number of Option Shares subject to Current Options to be accepted for exchange, and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Current Options will be determined by the Company in its discretion, which determinations shall be final and binding on all parties. The Company reserves the right to reject any or all tenders of Current Options the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Current Options, and the Company’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of Current Options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine.

Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

IMPORTANT: THIS LETTER (OR A FACSIMILE COPY THEREOF) TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE COMPANY, ON OR PRIOR TO THE EXPIRATION DATE. PLEASE NOTE THAT THESE INSTRUCTIONS NEED NOT BE SUBMITTED TO THE COMPANY.

7. Important Tax Information. You should refer to Sections 13 to 18 of the Offer to Exchange, which contains important tax information.